Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE

 CONTACT:  Natalie S. Hairston
(281) 878-1000
ir@ENGlobal.com

ENGlobal Announces Gas Storage Contract Award
East Cheyenne to provide almost 19 billion cubic feet (Bcf) of natural gas storage

HOUSTON, TX, May 19, 2010 – ENGlobal (NASDAQ: ENG), a leading provider of engineering and related project services, announced today that it has been selected by Merchant Energy Partners, LLC (“MEP”), a private natural gas storage developer based in Denver, Colorado, to provide front-end engineering and design services for Phase One of the East Cheyenne Gas Storage Project located in Logan County, Colorado (the “East Cheyenne Project”).

ENGlobal has been engaged to design facilities associated with approximately 9.7 Bcf of storage capacity, including engineering and procurement services.  The contract scope includes a compressor station, a gas processing facility, gathering lines, pipeline interconnects, and a metering station.

Construction of the East Cheyenne Project, which is estimated to have a total installed cost of $90 million, is expected to begin in June 2010 and to be completed by September 2011.  The total contract value of the first phase of the project was not disclosed.

William Harnisch, Senior Vice President – Engineering and Project Development and Partner of MEP, said, “The East Cheyenne Project, with total project acreage of approximately 6,000 acres, is needed to provide natural gas storage to meet anticipated market demand throughout the Midwest and Western United States.  Once complete, the storage areas would have a total working gas inventory of approximately 18.9 billion cubic feet (Bcf).  We are looking forward to working closely with ENGlobal as we begin the first phase of this very important project.”

Edward L. Pagano, Chief Executive Officer of ENGlobal Corporation, stated, “We are pleased to be working on Phase One of the East Cheyenne Project.  ENGlobal has extensive experience providing cost effective project solutions for natural gas pipeline and storage facilities, with a full suite of services that includes feasibility studies, facility design, material procurement, construction management, right-of-way acquisition, permitting and inspection.  We would like to thank MEP for its confidence in our pipeline expertise.”

About Merchant Energy Partners, LLC
Merchant Energy Partners, LLC is a Denver, Colorado-based company owned by Quantum NGS Holdings, LLC and management.  Merchant Energy is focused on the development, construction and operation of natural gas storage projects throughout the Western United States. Quantum NGS Holdings, LLC is a joint venture between Dr. Larry Bickle, an industry leader in the development and operation of natural gas storage facilities, and Quantum Energy Partners, a private equity firm specializing in the energy industry with more than $5 billion of assets under management. Quantum NGS Holdings, LLC and Quantum Energy Partners are each based in Houston, Texas. For more information about Merchant Energy, please visit www.MerchantEnergyPartners.com. For more information about Quantum NGS Holdings, LLC and Quantum Energy Partners, please visit www.QuantumEP.com. For more information about the East Cheyenne Gas Storage Project, please visit www.eastcheyenne.com.

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654 N. Sam Houston Parkway E. • Suite 400 • Houston, Texas 77060-5914
www.ENGlobal.com
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ENGlobal Press Release
May 19, 2010

About ENGlobal
ENGlobal provides engineering, construction, automation, land, and governmental services principally to the energy sector throughout the United States and internationally.  The Company has approximately 1,900 employees in 20 offices and occupies about 500,000 square feet of office and fabrication space.  ENGlobal has been named one of the fastest growing engineering firms in the United States and Canada by ZweigWhite in each of the last six years.  Further information about the Company and its businesses is available at www.ENGlobal.com.

Safe Harbor for Forward-Looking Statements
Certain matters discussed in this press release may constitute forward-looking statements within the meaning of the federal securities laws and are subject to risks and uncertainties including, but not limited to: (1) our ability to successfully and profitably provide the contracted services for Phase One of the East Cheyenne Project; (2)respond appropriately to the current worldwide economic situation and the resulting decrease in demand for our services and competitive pricing pressure; (3) our ability to achieve our business strategy while effectively managing costs and expenses; (4) our ability to collect accounts receivable in a timely manner; (5) our ability to accurately estimate costs and fees on fixed-price contracts; (6) the effect of changes in laws and regulations with which the Company must comply and the associated costs of compliance with such laws and regulations, either currently or in the future, as applicable; (7) the effect of changes in the price of oil; (8) delays related to the award of domestic and international contracts; (9) the effect of changes in accounting policies and practices as may be adopted by regulatory agencies, as well as by the FASB; (10) the effect on our competitive position within our market area in view of, among other things, increasing consolidation currently taking place among our competitors; (11) our ability to comply with the terms under our line of credit; (12) our ability to execute to our internal performance plans such as our productivity improvement and cost reduction initiatives; (13) achievement of our acquisition and related integration plans; (14) our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and (15) the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. In addition, reference is hereby made to cautionary statements set forth in the Company’s most recent reports on Form 10-K and 10-Q, and other SEC filings.  Also, the information contained in this press release is subject to the risk factors identified in the Company’s most recent Form 10-K.

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